Exhibit 99.1

Contact: Lisa Fritzky (425) 951-1375

SONOSITE ANNOUNCES TRANSITION OF CHIEF FINANCIAL OFFICER

Anil Amlani Appointed as New Chief Financial Officer

Effective January 5th

BOTHELL, WA– December 27, 2011– SonoSite, Inc. (Nasdaq:SONO), the world leader and specialist in bedside and point-of-care ultrasound, today announced that Marcus Smith will resign as Senior Vice President, Chief Financial Officer and Treasurer, effective as of January 2, 2012 and will be leaving the company effective as of January 5, 2012. Anil Amlani, the current President and Chief Executive Officer of SonoSite’s VisualSonics subsidiary, has been appointed the new Chief Financial Officer of SonoSite, effective as of January 2, 2012.

“Anil is a seasoned executive and operator, and is an ideal successor to serve as SonoSite’s new CFO,” said Kevin M. Goodwin, SonoSite’s President and CEO. “For the past 20 years, he has successfully led businesses. He also has served as a Chief Financial Officer for public and non-public companies for 11 years in total. More recently, Anil has led our VisualSonics business before and after the acquisition in June 2010. His broad experience base and global perspective will position SonoSite well.”

Mr. Goodwin continued, “Marcus Smith has been an integral part of the SonoSite team since 2007, and his significant contributions enabled the company to increase revenues, improve cost-structuring and expand our global footprint. We thank Marcus for his leadership and wish him success as he pursues new opportunities.”

“I’m honored to take on the role as SonoSite’s CFO,” said Mr. Amlani. “I’ve learned a tremendous amount working closely with Kevin over the last year and a half, and I’m excited about the opportunities ahead.”

Mr. Amlani joined the VisualSonics team in 2005. Prior to VisualSonics, Mr. Amlani was COO and CFO at MDS Proteomics Inc., where he successfully restructured and refocused the organization, obtaining new financing, adding new products and revenue, and achieving significant cost reductions. Previously, he was senior vice president and CFO at Cancom (Canadian Satellite Communications/Star Choice) where his accomplishments included raising more than $600 million in financing. Other past experience includes head of finance, Commercial and Retail Banking at TD Bank and nearly 20 years in senior positions at AT&T Canada Long Distance Services, serving as CFO, senior vice president of Strategic Planning and New Business Development and the senior vice president of the Wholesale Business Division. Mr. Amlani obtained his Chartered Accountancy designation in London, England and in Canada.

About SonoSite

SonoSite, Inc. (www.sonosite.com) is the innovator and world leader in bedside and point-of-care ultrasound and an industry leader in ultra high-frequency micro-ultrasound technology and impedance cardiography equipment. Headquartered near Seattle, the company is represented by ten subsidiaries and a global distribution network in over 100 countries. SonoSite’s small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high-performance ultrasound to the point of patient care.